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                                                                                                         EXHIBIT 12

                    CAROLINA TELEPHONE AND TELEGRAPH COMPANY
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)

-------------------------------------------- ---------------------------------- ----------------------------------
                                                       Quarter Ended                      Year-to-Date
                                                         June 30,                           June 30,
                                             --- ------------- -- ------------- --- ------------- -- -------------
                                                     1998             1997              1998             1997
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------
                                                                        (in thousands)
Earnings
   Income before income taxes                $     53,146      $      55,047    $      94,350     $     102,542
   Capitalized interest                               (12)              (118)             (29)             (156)
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Subtotal                                           53,134             54,929           94,321           102,386
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Fixed charges
   Interest charges                                 5,407              5,604           10,638            10,960
   Interest factor of operating rents                 293                331              585               663
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Total fixed charges                                 5,700              5,935           11,223            11,623
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Earnings, as adjusted                        $     58,834      $      60,864    $     105,544     $     114,009
                                             --- ------------- -- ------------- --- ------------- -- -------------

Ratio of earnings to fixed charges                  10.32              10.26             9.40              9.81
                                             --- ------------- -- ------------- --- ------------- -- -------------


Note: These ratios were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income before income taxes, less capitalized interest. Fixed charges include interest on all debt (including amortization of debt issuance costs) and the interest component of operating rents.

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